Exhibit 10.1

RESTRICTED STOCK AGREEMENT

(Stock Base Salary Award)

This Agreement is made and entered into as of the ___ day of December, 2009 by and between MARSHALL & ILSLEY CORPORATION, a Wisconsin Company (the “Company”), and “Name” (the “Employee”).

RECITALS:

The Committee has determined to increase Employee’s annual base salary and to pay $___________ of such annual base salary (the “Annual Stock Base Salary”) in the form of shares of the common stock of the Company having a par value of $1.00 per share (“M&I Stock”), subject to the restrictions contained herein (the “Restricted Shares”).

The US Treasury has purchased preferred stock from the Company (a “TARP Recipient”) pursuant to the Capital Purchase Program, a part of the Troubled Asset Relief Program.

The Restricted Shares are designed to meet the exception contained in the definition of “incentive compensation” for “salary or other permissible payments paid in property” contained in the Interim Final Rule (31 CFR Part 30) which governs and limits executive compensation paid to certain highly-compensated employees by TARP Recipients (the “Interim Final Rule”).

NOW, THEREFORE, in consideration of the benefits that the Company expects to be derived in connection with the services to be hereafter rendered to it or its subsidiaries by the Employee, the Company and the Employee hereby agree as follows:

ARTICLE I

Restricted Shares

1.1.  Annual Stock Base Salary Award.  Annual Stock Base Salary shall be paid to the Employee in semi-monthly installments, at the conclusion of each of the Company’s semi-monthly pay periods.  The amount per pay period shall be $_________, for a total of $_____________ for the 2010 calendar year, assuming employment for the entire 2010 calendar year.

1.2.  Number of Shares.  The number of Restricted Shares to be awarded to the Employee with respect to each semi-monthly pay period will be determined by dividing $_________ by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of M&I Stock on the pay date for such period (or if not a NYSE trading day, then on the immediately preceding trading day).  The number of Restricted Shares to be awarded to the Employee with respect to a semi-monthly pay period during which the Employee terminates employment, shall be pro-rated based on the number of days during such pay period until the date of the Employee’s termination of employment.  If the number of shares contains a fractional amount, that fractional amount shall be paid to the Employee in cash and not in a fractional share.

1.3.  Vesting/Transfers Void.  The Restricted Shares subject to this Agreement shall be fully vested as of the date of their grant to the Employee, but may not be sold, transferred, or otherwise disposed of, pledged or otherwise hypothecated in any way (whether by operation of law or otherwise) until the transfer restrictions as to any such Restricted Shares terminate (the “Transfer Restrictions”).  The Transfer Restrictions for the Restricted Shares awarded to an employee during any calendar quarter will be as follows:  1/3 of the Restricted Shares shall vest on the first anniversary of the end of the applicable calendar quarter, an additional 1/3 of the Restricted Shares shall vest on the second anniversary of the end of the applicable calendar quarter, and the remaining 1/3 of the Restricted Shares shall vest on the third anniversary of the end of the applicable calendar quarter.  For example, Restricted Shares awarded to the Employee for the semi-monthly pay periods in the calendar quarter ending March 31, 2010 shall vest as to 1/3 on March 31, 2011, an additional 1/3 on March 31, 2012 and the final 1/3 on March 31, 2013.  Any purported transfer or encumbrance of the Restricted Shares prior to the time set forth in this Section 1.3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

1.4.  Shareholder Status.  Prior to the expiration of the Transfer Restrictions, the Employee shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of M&I Stock.

1.5  Transfer Restrictions in the Event of a Change in Control.  In the event of a Change in Control, the Transfer Restrictions shall lapse and be of no further effect as of the date of the Change in Control.

ARTICLE II

Miscellaneous

2.1.  Provisions of the Plan Control.  This Agreement shall be governed by the provisions of the plan pursuant to which the Restricted Shares are awarded.  The Restricted Shares will be awarded from either the Company’s 2000 Executive Stock Option and Restricted Stock Plan, the 2003 Executive Stock Option and Restricted Stock Plan or the 2006 Equity Incentive Plan (each, the “applicable Plan” and jointly, the “Plans”).  The terms and conditions of the applicable Plan are incorporated as regards Restricted Shares granted therefrom by reference.  The Plans empower the Committee to make interpretations, rules and regulations thereunder.  All determinations of the Committee with respect to the Plans or this Restricted Stock Agreement shall be binding upon the Employee, the Company and any person or persons claiming an interest through any of the parties hereto.  A copy of the Plans will be delivered to the Employee upon reasonable request.  All terms used herein and not otherwise defined shall have the same meaning as set forth in the Plans.  If the definitions are not identical in each of the applicable Plans, then the definitions in the 2006 Equity Incentive Plan shall control.

2.2  Taxes.  The Company may require payment of or withhold any income or employment tax which it believes is payable as a result of the grant and vesting of the Restricted Shares during any pay period, including cash issued in lieu of fractional shares.  Such withholding may be in the form of shares of M&I Stock, which shall be valued by dividing the dollar amount of the required withholding by the reported closing price on the NYSE for a share of M&I Stock on last day of the pay period (or if not a NYSE trading day, then on the immediately preceding trading day).  The Company will not accept fractional shares for payment of withholding taxes.  If the number of shares required to satisfy the withholding obligation includes a fraction, the Employee shall pay an amount equal to the value of the fractional share, as computed above, to the Company in cash.  The Company may defer making delivery with respect to the Restricted Shares until arrangements satisfactory to the Company have been made with regard to any withholding obligation.

2.3.  No Employment Rights.  The award of the Restricted Shares pursuant to this Agreement shall not give the Employee any right to remain employed by the Company or any affiliate thereof.

2.4.  Notices.  Any notice to be given to the Company under the terms of this Agreement shall be given in writing to the Company in care of its Secretary at 770 N. Water Street, Milwaukee, Wisconsin 53202.  Any notice to be given to the Employee may be addressed to him at his address as it appears on the payroll records of the Company or any subsidiary thereof.  Any such notice shall be deemed to have been duly given if and when actually received by the party to whom it is addressed, as evidenced by a written receipt to that effect.

2.5.  Governing Law.  This Agreement and all questions arising hereunder or in connection herewith shall be determined in accordance with the laws of the State of Wisconsin without giving effect to its conflict of law provisions.

2.6  Compliance with Executive Compensation Restrictions for TARP Recipients.  Various statutes, regulations and other guidance, including the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Interim Final Rule, have imposed restrictions on executive compensation paid to certain highly-compensated employees of TARP Recipients, including the Company, and additional legislation, regulations and other guidance may be enacted or promulgated (jointly, the “Executive Compensation Restrictions”).  In consideration for the award of the Restricted Shares, the Employee agrees that the Company may unilaterally modify this Agreement, if required for the Company to comply with the Executive Compensation Restrictions, whether currently existing, or hereafter enacted or promulgated, to the extent they affect this Agreement.  The Employee acknowledges that this Agreement may have to be modified or cancelled to comply with the Executive Compensation Restrictions, while other Restricted Stock Agreements entered into contemporaneously herewith may not have to be modified or cancelled.

2.7  Treatment of Restricted Shares as Compensation.  For purposes of determining the amount of benefits to which the Employee is entitled under any qualified or non-qualified retirement or benefit plan or agreement of the Company, the provisions of the various plans at the time benefits are determined shall control, including amendments that may be required thereto with regard to the Restricted Shares.

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

MARSHALL & ILSLEY CORPORATION

By:

Mark F. Furlong, President & CEO

“Name”